Exhibit 99.1

Company Contact:
Randy Keys, President and CEO
(713) 935-0122
rkeys@evolutionpetroleum.com

Evolution Petroleum Announces Settlement of Denbury Litigation

Houston, TX, June 29, 2016 - Evolution Petroleum Corporation (NYSE MKT: EPM) today announced that it entered into a settlement agreement regarding its litigation with Denbury Onshore, LLC, a subsidiary of Denbury Resources Inc. The settlement resolves all outstanding disputes between the parties and provides a new foundation for continuing the successful development of the Delhi Field. The parties have agreed to this settlement to avoid the costs and uncertainty of continuing litigation with no admission of fault or liability by either party with regard to any of the claims or counterclaims. Each party dismissed with prejudice all of its claims and counterclaims in the litigation.
Pursuant to the settlement agreement, Evolution will receive a cash payment of $27.5 million on or prior to June 30, 2016, along with other mutual consideration between the parties. Among such other consideration, Denbury conveyed to Evolution a working interest in the Mengel Upper Glen Rose Sand interval (the “Mengel”) within the Delhi Unit, proportionate to Evolution’s 23.9% working interest in the primary Holt-Bryant zones in the Delhi Unit.
The Mengel, similar in reservoir characteristics to the rest of the Delhi Field, was originally part of the Delhi Unit. However, it was separated in title and ownership prior to Evolution’s purchase of the Delhi Unit and, therefore, not included in the original transaction between Evolution and Denbury in 2006. Denbury acquired the Mengel working interest in late 2014. The Mengel has produced approximately 1.4 million barrels of oil and 5 billion cubic feet of natural gas to date from primary and secondary production. It currently does not produce significant amounts of oil or gas, but is believed to be prospective for CO2 enhanced oil recovery. It lies about 200-300’ below the primary productive zones in the Delhi Unit and its areal extent is estimated to be 1,400 acres, or approximately 10% of the total area of the Delhi Unit. It is located within the boundaries of the current active CO2 flood. Its existing well bores and close proximity to the CO2 flood facilities should allow efficient incorporation within the Delhi CO2 flood at a reasonable capital cost and with attractive economics, subject to oil prices. The timing of joint development of the Mengel by the parties will be dependent on crude oil prices and other economic and technical aspects of the project. We do not expect to immediately record proved reserves for the Mengel.

In the settlement, the parties also reached agreements on other contractual issues related to Evolution’s proportionate ownership of the CO2 recycle facility and associated real estate and terms related to long-term CO2 pipeline transportation costs following the late 2019 expiration of the current fixed price arrangement. In addition, Evolution will convey to Denbury approximately 0.2% of its overriding royalty interest effective as of July 1, 2016. Following this conveyance, Evolution’s combined mineral and overriding royalty interests will be reduced from approximately 7.4% to 7.2%, while its working interest will remain unchanged at 23.9% with a net revenue interest of 19.0%, for a combined net revenue interest of 26.2%. The settlement further provides Evolution access to certain geological, geophysical and technical information regarding the Delhi Field for its internal analysis and reserves report.
Bob Herlin, Executive Chairman of Evolution, said: “This settlement closes a long-running contract dispute and better defines and aligns the rights and obligations of both parties. It removes the uncertainty related to this litigation and clarifies the previously undefined CO2 transportation costs beginning in 2020. We believe our shareholders are well-served by this agreement.”
Randy Keys, President and Chief Executive Officer, added: “We look forward to a new and positive chapter in our relationship with the operator of the Delhi Field. This asset has continued to perform above the Company’s expectations in this period of challenging industry economics, with increasing production and lower operating costs. We are very optimistic about the potential of the Delhi Field and believe that it will continue to perform well going forward. With the NGL plant nearing completion, we expect to see a significant increase in our production around the end of this calendar year. The future development of the remaining areas of the field, including the Mengel, over the next five years should contribute substantially to our performance.”
Expected Income Tax Effects
Based on our preliminary calculation of income taxes for the fiscal year ended June 30, 2016, the substantial majority of the cash settlement proceeds are expected to be offset by existing net operating loss and percentage depletion carryforwards. Accordingly, the incremental cash income taxes related to the settlement are expected to be substantially below the statutory income tax rate. Further, with the additional income from the settlement, we believe that all dividends paid on both our common and preferred stock for the current fiscal year will be treated as qualified dividends for tax purposes and none of such dividends will be treated as return of capital.
About Evolution Petroleum
Evolution Petroleum Corporation develops petroleum reserves and shareholder value by applying conventional and specialized technology to known oil and gas resources, onshore in the United States. Our principal asset is our interest in an oil producing CO2-EOR project in Louisiana's Delhi Field. Additional information, including the Company's annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at www.EvolutionPetroleum.com
Cautionary Statement
All statements contained in this press release regarding potential results and future plans and objectives of the Company are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. The Company undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future events, or otherwise. Factors that could cause actual results to differ materially from our expectations include, but are not limited to, those factors that are disclosed under the heading "Risk Factors" and elsewhere in our documents filed from time to time with the United States Securities and Exchange Commission and other regulatory authorities. Statements regarding our ability to complete transactions, successfully apply technology applications in the re-development of oil and gas fields, realize future production volumes, realize success in our drilling and development activity and forecasts of legal claims, prices, future revenues, income, expense reductions, cash flows, dividends and other statements that are not historical facts contain predictions, estimates and other forward-looking statements. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved and these statements will prove to be accurate. Many factors could cause actual results to differ materially from those included in the forward-looking statements.
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